Exhibit 99.1

FOR IMMEDIATE RELEASE:

Erie Indemnity Approves Management Fee Rate, Dividend Increase

Erie, Pa. — December 7, 2011 — At its regular meeting held December 6, 2011, the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) set the management fee rate charged to Erie Insurance Exchange and approved increases in shareholders’ dividends.

The Board agreed to maintain the current management fee rate paid Erie Indemnity Company by Erie Insurance Exchange at 25 percent, effective January 1, 2012. The management fee rate was 25 percent for the period January 1 through December 31, 2011. The Board has the authority under the agreement with the subscribers (policyholders) at Erie Insurance Exchange to set the management fee rate at its discretion; however, the maximum fee rate permissible by the agreement is 25 percent. This action was taken based on the Board’s consideration and review of the relative financial positions of Erie Insurance Exchange and Erie Indemnity Company.

The Board also agreed to increase the regular quarterly cash dividend from $0.515 to $0.5525 on each Class A share and from $77.25 to $82.875 on each Class B share. This represents a 7.3 percent increase in the payout per share over the current dividend rate. The dividend is payable January 20, 2012, to shareholders of record as of January 5, 2012, with a dividend ex-date of January 3, 2012. This is the 78th consecutive year Erie Indemnity Company has paid dividends.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 12th largest automobile and 14th homeowners insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.3 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company. Erie Insurance is proud to be named a J.D. Power and Associates’ 2011 Customer Service Champion and is one of only 40 companies so named in the U.S. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies. The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and nearly 800 life and health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2006-2010).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to the Indemnity shareholder interest:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	ability to attract and retain talented management and employees;

•	ability to maintain the uninterrupted operations of our business, including our information technology system;

•	factors affecting the quality and liquidity of our investment portfolio;

•	credit risk from the Exchange;

•	ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigations against us.

Risk factors related to the non-controlling interest owned by the Exchange, which includes the Property and Casualty Group and EFL:

•	general business and economic conditions;

•	dependence on the independent agency system;

•	ability to maintain our reputation for superior customer service;

•	factors affecting price competition;

•	government regulation of the insurance industry, including approval of rate increases and rating factors such as credit and prior experience, and required processes related to underwriting and claims handling;

•	the uncertain role of the Federal Government, and the ongoing role of the States, in regulating the property/casualty or life insurance industries;

•	premium rates and reserves must be established from forecasts of ultimate costs;

•	emerging claims, coverage issues in the industry, and changes in reserve estimates related to the property and casualty business;

•	changes in reserve estimates related to the life business;

•	severe weather conditions or other catastrophic losses, including terrorism;

•	ability to acquire reinsurance coverage and collectability from reinsurers;

•	factors affecting the quality and liquidity of our investment portfolio;

•	ability to meet liquidity needs and access capital;

•	ability to maintain acceptable financial strength rating;

•	outcome of pending and potential litigations against us; and

•	dependency on service provided by Indemnity.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

CONTACT:

Karen Kraus Phillips, Investor Relations
1-800-458-0811 ext. 4665 or 814/870-4665
karen.krausphillips@erieinsurance.com

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